NewsLine

November 21, 2014

TO ALL MEMBERS:

2014 BOARD OF DIRECTORS ELECTION RESULTS

We are pleased to announce the results of the 2014 FHLBank of Cincinnati Board of Directors (Board) election. In this election, two Tennessee Member Directors, one Ohio Member Director, and two at-large Independent Directors were elected to the Board. All five directors will serve four-year terms commencing January 1, 2015, and expiring December 31, 2018.

MEMBER DIRECTOR ELECTION RESULTS

Tennessee
In Tennessee, five candidates including the two incumbent directors ran for the two open seats. The two candidates receiving the highest number of votes are elected to the Board. The election results are provided below.

Number of members voting: 150
Total eligible votes to be cast (per candidate): 1,232,084

James A. England (Re-elected)

Chairman
Decatur County Bank, Decaturville
Total Votes Received: 641,514

W. Sammy Stuard (Re-elected)

President and Chief Executive Officer
F&M Bank, Clarksville
Total Votes Received: 562,565

Ron DeBerry

President and Chief Executive Officer
Commerce Union Bank, Springfield
Total Votes Received: 279,350

John R. Lancaster

President and Chief Executive Officer
First Freedom Bank, Lebanon
Total Votes Received: 202,847

W. Craig Esrael

President and Chief Executive Officer
First South Financial Credit Union, Bartlett
Total Votes Received: 126,272

Ohio
In Ohio, incumbent director James R. DeRoberts was the only candidate nominated to run for the one open Ohio Member Director seat. In accordance with FHFA regulations, no election is required and Mr. DeRoberts was declared re-elected.

INDEPENDENT DIRECTOR ELECTION RESULTS

In the at-large election of two Independent Directors, the Board nominated incumbent director Charles J. Koch and Nancy E. Uridil to run for these two open seats. Both candidates possess the experience and knowledge in the areas required of non-Public Interest Independent Directors including financial, risk, and organizational management. As shown below, both candidates exceeded the 20 percent minimum regulatory requirement of votes eligible to be cast and are therefore elected to the Board.

Number of members voting: 446
Total eligible votes to be cast (per candidate): 6,561,902

Charles J. Koch (Re-elected)

Total Votes Received: 3,430,944
Percent of votes eligible to be cast: 52.3%

Nancy E. Uridil (Elected)

Total Votes Received: 3,247,530
Percent of votes eligible to be cast: 49.5%

The director election results were ratified by the Board at its November 20 meeting. On behalf of the Board and staff, I would like to thank our members for participating in the director election and would also like to congratulate our newly elected and returning Directors.

Andrew S. Howell

President and CEO